EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cardima, Inc. for the registration of 24,472,325 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 2003, except for Note 7 as to which the date is March 28, 2003, with respect to the financial statements and schedule of Cardima, Inc. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

January 5, 2005